Filed Pursuant to Rule 433

Registration Nos. 333-158775 and 333-158775-01

November 8, 2010

Plum Creek Timberlands, L.P.

$575,000,000

4.700% Notes due 2021

Fully and Unconditionally Guaranteed by

Plum Creek Timber Company, Inc.

Issuer:	Plum Creek Timberlands, L.P.
Guarantor:	Plum Creek Timber Company, Inc.
Aggregate Principal Amount Offered:	$575,000,000
Security Type:	Senior Unsecured Notes
Maturity Date:	March 15, 2021
Coupon:	4.700% per year, accruing from November 15, 2010
Coupon Payment Dates:	March 15 and September 15, commencing March 15, 2011
Price to Public:	99.933% of the principal amount, plus accrued interest from November 15, 2010, if settlement occurs after that date.
Yield to Maturity:	4.709%
Benchmark Treasury:	2.625% due August 15, 2020
Spread to Benchmark Treasury:	plus 215 basis points
Benchmark Treasury Price & Yield:	100-18; 2.559%
Redemption:	Make-whole redemption at any time prior to December 15, 2020 based on the Treasury yield plus 0.35% (35 basis points) or redemption at par on or after December 15, 2020.
Trade Date:	November 8, 2010
Settlement Date:	November 15, 2010 (T+4)
Ratings:	Baa3 by Moody’s Investors Service (positive outlook) and BBB- by Standard and Poor’s Ratings Services (positive outlook)[1]
CUSIP & ISIN:	72925PAC9; US72925PAC95
Joint Bookrunners:	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc.
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Rabo Securities USA, Inc., The Williams Capital Group, L.P., and JP Morgan Securities LLC

[1]

Note: The securities ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co., toll free at 1-866-471-2526 or by email at prospectus-ny@ny-email.gs.com, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com or RBS Securities Inc., toll free at 1-866-884-2071.